Exhibit (d)(2)

Schedule A to the Investment Advisory and Management Agreement

between ProShares Trust and ProShare Advisors LLC

Fund	Fee Rate	Effective Date
ProShares S&P 500 ex-Energy ETF	0.27%	September 17, 2015
ProShares S&P 500 ex-Financials ETF	0.27%	September 17, 2015
ProShares S&P 500 ex-Health Care ETF	0.27%	September 17, 2015
ProShares S&P 500 ex-Technology ETF	0.27%	September 17, 2015
ProShares Managed Futures Strategy ETF	0.75%	September 17, 2015
ProShares S&P 500 Bond ETF	0.15%	December 7, 2015
ProShares K-1 Free Crude Oil Strategy ETF	0.65%	March 9, 2016 rev. 9/12/16
ProShares S&P 500 Dividend Aristocrats ETF	0.35%	October 1, 2016
ProShares S&P MidCap 400 Dividend Aristocrats ETF	0.40%	October 1, 2016
ProShares Russell 2000 Dividend Growers ETF	0.40%	October 1, 2016
ProShares MSCI EAFE Dividend Growers ETF	0.50%	October 1, 2016
ProShares MSCI Europe Dividend Growers ETF	0.55%	October 1, 2016
ProShares MSCI Emerging Markets Dividend Growers ETF	0.60%	October 1, 2016
ProShares High Yield–Interest Rate Hedged	0.50%	October 1, 2016
ProShares Investment Grade–Interest Rate Hedged	0.30%	October 1, 2016
ProShares Large Cap Core Plus ETF	0.45%	December 8, 2016
ProShares DJ Brookfield Global Infrastructure ETF	0.45%	December 8, 2016
ProShares Equities for Rising Rates ETF	0.35%	March 7, 2017
ProShares Decline of the Retail Store ETF	0.65%	September 12, 2017
ProShares Long Online/Short Stores ETF	0.65%	September 12, 2017
ProShares S&P 500 Dynamic Treasury Hedge ETF (non-operational)	0.40%	December 7, 2015
ProShares S&P GSCI Smart Commodity Strategy ETF (non-operational)	0.55%	December 7, 2015
ProShares MSCI Japan Dividend Growers ETF (non-operational)	0.55%	June 8, 2016

PROSHARE ADVISORS LLC, a Maryland limited liability company		PROSHARES TRUST, a Delaware statutory trust

By:	/s/ Michael L. Sapir	By:	/s/ Todd B. Johnson
	Michael L. Sapir Chief Executive Officer		Todd B. Johnson President